Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 25, 2007 (except for Note 12 as to which the date is September  , 2007), with respect to the consolidated financial statements of ZARS Pharma, Inc., included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-143633) and related Prospectus of ZARS Pharma, Inc. for the registration of 5,000,000 shares of its common stock.

Ernst & Young LLP

Salt Lake City, Utah
September  , 2007
The foregoing consent is in the form that will be signed upon the completion of the forward stock split described in Note 12 to the consolidated financial statements.

/s/ Ernst & Young LLP

Salt Lake City, Utah
August 22, 2007